EXHIBIT 11
                       MEDIQ INCORPORATED AND SUBSIDIARIES
                       Computation of Net Income Per Share
                    (in thousands, except per share amounts)
                                  (Unaudited)


                                                             Three Months Ended             Nine Months Ended
                                                                    June 30,                    June 30,
                                                          -----------------------       ----------------------
                                                             1996           1995          1996          1995
                                                          --------       --------       --------      --------
Computation of Primary Earnings Per Share:

Net Income (loss)                                         $ (1,068)      $ (1,192)      $  1,380      $    384
                                                          ========       ========       ========      ========
Weighted average of primary shares:
    Common stock                                            18,391         17,786         18,173        17,758
    Preferred stock                                          6,337          6,385          6,354         6,411
    Assumed conversion of options                              516            528            363           404
                                                          --------       --------       --------     ---------

    Total                                                   25,244         24,699         24,890        24,573
                                                          ========       ========       ========      ========

Primary Earnings (Loss) Per Share                         $   (.05)      $   (.05)      $    .05      $    .01
                                                          ========       ========       ========      ========


Computation of Fully Diluted Earnings Per Share (1):

Net Income (loss)                                         $ (1,068)      $ (1,192)      $  1,380      $    384
Interest and amortization of deferred costs on
 convertible debentures - net of tax                           456            579          1,367         1,738
                                                          --------       --------       --------      --------
    Total                                                 $   (612)      $   (613)      $  2,747      $  2,122
                                                          ========       ========       ========      ========

Weighted average of fully diluted shares:
    Common stock                                            18,391         17,786         18,173        17,758
    Preferred stock                                          6,337          6,385          6,354         6,411
    Assumed conversion of options                              519            531            408           423
    Assumed conversion of convertible debentures             5,397          6,897          5,397         6,897
                                                          --------       --------       --------      --------
    Total                                                   30,644         31,599         30,322        31,489
                                                          ========       ========       ========      ========


Fully Diluted Earnings Per Share                          $   (.02)      $   (.02)      $    .09      $    .07
                                                          ========       ========       ========      ========

- --------------
(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB opinion No. 15, because it is anti-dilutive or results in dilution of less than 3%.